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                                                                    EXHIBIT 99.1

                               FOOT LOCKER, INC.

                             N E W S   R E L E A S E

                                         Contact: Peter D. Brown
                                                  Vice President, Treasurer and
                                                  Investor Relations
                                                  Foot Locker, Inc.
                                                  (212) 720-4254

                  FOOT LOCKER, INC. REPORTS THIRD QUARTER SALES

          o    Third Quarter Total Sales Increased 6.6 Percent

          o    Third Quarter Comparable-Store Sales Increased 0.4 Percent

          o Third Quarter Earnings Per Share Expected to Exceed Current Analysts' Estimates of $0.31-to-$0.33 Per Share

NEW YORK, NY, November 6, 2003 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended November 1, 2003 of $1,194 million, versus $1,120 million in the comparable period last year, an increase of 6.6 percent. For this same 13-week period, comparable store sales increased 0.4 percent.

For the 39-week period ended November 1, 2003, sales increased 4.6 percent to $3,445 million, from $3,295 million in the Company's corresponding period last year. Comparable-store sales for the Company's first nine months of its 2003 fiscal year decreased 2.2 percent.

Excluding the effect of foreign currency fluctuations, total sales for the same 13-week period and 39-week period increased 3.3 percent and 0.9 percent, respectively.

"We are very encouraged that our comparable store sales in our U.S. operations improved significantly during the third quarter versus the previous six months of the current year," stated Matthew D. Serra, Foot Locker, Inc.'s President and Chief Executive Officer. "Our third quarter results are also expected to reflect the benefits of a higher gross margin rate and tight expense controls -- a continuation of a trend also enjoyed during the first six months of this year. Therefore, we currently anticipate our third quarter 2003 per share income from continuing operations to exceed our previous guidance and Wall Street analysts' estimates of $0.31-to-$0.33 per share."

Foot Locker, Inc. plans to report third quarter 2003 and year-to-date results on Wednesday, November 19, 2003. A conference call is scheduled for November 20, 2003 at 10:00 a.m. EST to discuss these results and provide guidance with regard to its earnings outlook for the balance of 2003. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Monday, November 24, 2003. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker Inc.'s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,600 stores in 16 countries in North America, Europe and Australia. Through its Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, the Company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, and the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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   Foot Locker, Inc. 112 West 34th Street, New York NY 10120 Tel. 212.720.3700